EXHIBIT (4)

THIS MITTS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR MITTS SECURITIES IN CERTIFICATED FORM, THIS MITTS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS MITTS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY MITTS SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R- CUSIP 59021J 48 9	2,400,000 Units (Each Unit representing $10 principal amount of MITTS Securities)

MERRILL LYNCH & CO., INC.
Market Index Target-Term Securities®
based upon the Dow Jones Industrial AverageSM
due August 7, 2009
(“MITTS Securities”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of TWENTY FOUR MILLION ($24,000,000) (the “Principal Amount”) plus the Supplemental Redemption Amount, as defined below, if any, on August 7, 2009 (the “Stated Maturity”).

Payment or delivery of the Principal Amount and the Supplemental Redemption Amount, if any, and any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This MITTS Security is one of the series of Market Index Target-Term Securities® based upon the Dow Jones Industrial AverageSM due August 7, 2009.

Payment at Maturity

The “Supplemental Redemption Amount” with respect to this MITTS Security equals:

Principal Amount ×	(	Adjusted Ending Value - Starting Value	)
Starting Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero. The Starting Value equals 8506.62. The Adjusted Ending Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Calculation Agent”) and will equal the average (arithmetic mean) of the closing values of the Dow Jones Industrial Average as reduced by the application of the Adjustment Factor on each Calculation Day (as defined below), determined on each of the first five Calculation Days during the Calculation Period (as defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Adjusted Ending Value will equal the average (arithmetic mean) of the closing values of the Dow Jones Industrial Average on those Calculation Days, as reduced by the application of the Adjustment Factor on each Calculation Day. If there is only one Calculation Day during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the Dow Jones Industrial Average on that Calculation Day, as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value shall equal the closing value of the Dow Jones Industrial Average determined on the last scheduled Index Business Day (as defined below) in the Calculation Period, as reduced by the application of the Adjustment Factor on that day, regardless of the occurrence of a Market Disruption Event (as defined below) on that Index Business Day.

The “Adjustment Factor” equals 2.1% per year and will be applied over the entire term of the MITTS Securities. For each calendar day during the term of the MITTS Securities, the Adjustment Factor will be applied on a pro-rated basis over a 365-day year to reduce the values of the Dow Jones Industrial Average used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day prior to the Stated Maturity to and including the second scheduled Index Business Day prior to the Stated Maturity.

“Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” is any day on which the New York Stock Exchange (the “NYSE”) and the Nasdaq Stock Market are open for trading and the Dow Jones Industrial Average or any Successor Index (as defined below) is calculated and published.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the MITTS Securities.

Adjustments to the Dow Jones Industrial Average; Market Disruption Events

If at any time Dow Jones & Company, Inc. (“Dow Jones”) changes its method of calculating the Dow Jones Industrial Average, or the value of the Dow Jones Industrial Average changes, in any material respect, or if the Dow Jones Industrial Average is in any other way modified so that the Dow Jones Industrial Average does not, in the opinion of the Calculation Agent, fairly represent the value of the Dow Jones Industrial Average had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Dow Jones Industrial Average is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Dow Jones Industrial Average as if those changes or modifications had not been made, and calculate the closing value with reference to the Dow Jones Industrial Average, as adjusted. Accordingly, if the method of calculating the Dow Jones Industrial Average is modified so that the value of the Dow Jones Industrial Average is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Dow Jones Industrial Average in order to arrive at a value of the Dow Jones Industrial Average as if it had not been modified, e.g., as if the split had not occurred.

“Market Disruption Event” means either of the following events, as determined by the Calculation Agent:

(A)
the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Dow Jones Industrial Average or any Successor Index; or

(B)
the suspension of or material limitation on, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, option contracts or futures contracts related to the Dow Jones Industrial Average, or any Successor Index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(2)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Discontinuance of the Dow Jones Industrial Average

If Dow Jones discontinues publication of the Dow Jones Industrial Average and Dow Jones or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Dow Jones Industrial Average (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee (as defined below) and the Company, the Calculation Agent will substitute the Successor Index as calculated by Dow Jones or any other entity for the Dow Jones Industrial Average and calculate the Adjusted Ending Value as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of the MITTS Securities.

In the event that Dow Jones discontinues publication of the Dow Jones Industrial Average and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published on any of the Calculation Days,

the Calculation Agent will compute a substitute value for the Dow Jones Industrial Average in accordance with the procedures last used to calculate the Dow Jones Industrial Average before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Dow Jones Industrial Average as described below, the Successor Index or value will be used as a substitute for the Dow Jones Industrial Average for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If Dow Jones discontinues publication of the Dow Jones Industrial Average before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Adjusted Ending Value, and

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which the NYSE, the American Stock Exchange and the Nasdaq Stock Market are open for trading.

General

This MITTS Security is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the MITTS Securities, and the terms upon which the MITTS Securities are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the MITTS Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the MITTS Securities.

The MITTS Securities are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a Holder of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to this MITTS Security, will be equal to the principal amount hereof and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the Stated Maturity of the MITTS Securities, provided, however, the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS Securities had not been accelerated and had remained outstanding to the Stated Maturity.

In case of default in payment of the MITTS Securities (whether at the Stated Maturity or upon acceleration), from and after such date the MITTS Securities shall bear interest, payable upon demand of the Holders thereof, at the rate of 2.01% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this MITTS Security shall be conclusive and binding upon such Holder and upon all future Holders of this MITTS Security and of any MITTS Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this MITTS Security.

No reference herein to the Indenture and no provision of this MITTS Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount plus the Supplemental Redemption Amount, if any, with respect to this MITTS Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this MITTS Security may be registered on the Security Register of the Company, upon surrender of this MITTS Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new MITTS Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The MITTS Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. This MITTS Security shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this MITTS Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, this MITTS Security shall be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate Principal Amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive MITTS Securities are so delivered, the Company may make such changes to the form of this MITTS Security as are necessary or appropriate to allow for the issuance of such definitive MITTS Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this MITTS Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this MITTS Security is registered as the owner hereof for all purposes, whether or not this MITTS Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this MITTS Security which are defined in the Indenture but not in this MITTS Security shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this MITTS Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: August 7, 2002

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series	Merrill Lynch & Co., Inc.
designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]

JPMorgan Chase Bank, as Trustee	By:
Treasurer

By:	Attest:
Authorized Officer		Assistant Secretary